Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of day of July 24, 2024 by and between GRE RIVERWORKS, LLC, a Delaware limited liability company (“Landlord”) and MARKFORGED, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A.
Landlord and Tenant have heretofore entered into that certain Office Lease dated July 29, 2020 (which lease, together with any and all amendments, assignments and extensions is hereinafter referred to as the “Lease”) for premises commonly known as Suite C-10 consisting of approximately 36,291 rentable square feet (the “Premises”) in the building (the “Building”) known as Riverworks Innovation Center and located at 480 Pleasant Street, Watertown, Massachusetts 02472.
B.
Landlord and Tenant desire to terminate the Lease, all on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, the parties hereby agree as follows:

1.
Termination. The Term of the Lease shall terminate and expire on August 31, 2024 (the “Early Termination Date”). The Premises shall be surrendered by Tenant no later than the Early Termination Date, and Tenant shall have until 5:00 p.m. on the Early Termination Date to remove all of Tenant's cabling, wiring, telecommunication equipment, and personal property. Tenant shall comply with its surrender obligations under Section 2.04 and all other applicable sections of the Lease. Without limitation to the foregoing, on or prior to the Early Termination Date, Tenant shall remove (i) the Exterior Sign pursuant to Section 5.05(b) of the Lease, (ii) any Generator (and screening around the same) pursuant to Section 3(b) of Exhibit D attached to the Lease, (iii) the Dish pursuant to Section 5(h) of Exhibit D attached to the Lease, and (iv) any Supplemental HVAC pursuant to Section 6 of Exhibit D attached to the Lease. Additionally, Tenant shall fully comply with all obligations under the Lease through and including the Early Termination Date.
2.
Rent Payments. Tenant shall continue to be responsible for all sums due under the Lease through the Early Termination Date. Notwithstanding anything in the Lease or this Agreement to the contrary, provided the terms and conditions of this Agreement are satisfied and the Lease is terminated on the Early Termination Date, Tenant shall not be responsible for payment of any underpayment, and Landlord shall not be responsible for reimbursement of any overpayment, of the Tax Payment and Expense Payment payable with respect to Calendar Year 2024 following the reconciliation of the estimated and the actual Tax Payment and Expense Payment for Calendar Year 2024.
3.
Termination Fee. As a condition to the effectiveness of this Agreement, Tenant shall pay Landlord a non-refundable lease termination fee in the amount of $2,750,000.00 (“Termination Fee”) contemporaneously with Tenant’s execution and delivery of this Agreement. The Termination Fee must be paid in immediately available funds.
4.
Letter of Credit. Landlord holds a Letter of Credit in the amount of $625,415.00 pursuant to the terms and conditions of Article 4 of the Lease. Landlord shall initiate issuance for the return of the Letter of Credit (or any unapplied proceeds therefrom) in Landlord’s possession to Tenant by September 30, 2024.
5.
Access to the Premises. Notwithstanding anything to the contrary in the Lease, from and after the date of this Agreement, Landlord and its employees, agents, contractors, and representatives shall have the right to enter the Premises for any purpose, including, without limitation, to show the Premises to prospective tenants and to permit inspection of the Premises by space planners, contractors and other parties in connection with improvements which may be constructed in the Premises.
6.
Representations. Each party represents to the other that it has full power and authority to execute this Agreement. Each party represents to the other that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises. Tenant represents that Tenant has not, at any time, done or suffered, and will not do or suffer, any act or thing whereby the Premises or any part thereof are or may be in any way charged, affected or covered by any lien or claim, and shall indemnify and hold Landlord harmless from all liability, expenses, damages or costs arising from same, including without limitation attorneys’ fees. Tenant hereby further represents, warrants and agrees that: to the best of Tenant's knowledge as of the date of this Agreement, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which,with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; and (ii) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.
7.
Holding Over. Tenant shall pay Landlord 200% of the amount of Rent otherwise then applicable under the Lease, or the highest rate permitted by law, whichever shall be less, prorated on a per diem basis, for each day that Tenant (or any subtenants or other occupants of the Premises) retains possession of the Premises or any part thereof after the Early Termination Date, together with all damages sustained by Landlord on account thereof. The foregoing provisions shall not serve to extend the Term (although Tenant shall be bound to comply with all provisions of the Lease until Tenant vacates the Premises).
8.
No Disclosure. Tenant agrees that it shall not disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written approval of Landlord.
9.
No Offer. This Agreement shall not be binding until executed and delivered by both parties. This Agreement shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlord.
10.
Entire Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties
11.
Miscellaneous. Warranties, representations, agreements and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. If any party obtains a judgment against the other party by reason of breach of this Agreement, reasonable attorneys’ fees as fixed by the court shall be included in such judgment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts. Facsimile or electronic signatures shall constitute original signatures. Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Lease.
12.
Preferential Rights. Any and all preferential rights in the Lease such as renewal/extension options, exclusive use provisions, restrictions on Landlord’s ability to lease, termination options, rights of first refusal, rights of first offer, and expansion options, are hereby deleted. The extension option set forth in Section 1 of Exhibit D attached to the Lease and the right of first offer set forth in Section 2 of Exhibit D attached to the Lease are null, void, and of no force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:
GRE RIVERWORKS, LLC,
a Delaware limited liability company
By:	/s/ Jake Lewis
	Name:	Jake Lewis
	Title:	Vice President

TENANT:
MARKFORGED, INC.,
a Delaware corporation
By:	/s/ Assaf Zipori
	Name:	Assaf Zipori
	Title:	CFO